Exhibit 99.2
Caesars Entertainment Corporation (CZR)
Fourth Quarter Fiscal 2012 Earnings Announcement
February 25, 2013
Prepared Remarks

Caesars is posting a copy of these prepared remarks and its press release to its Investor Relations website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 25th at 2:00 pm PT (5:00 pm ET).  To access the live broadcast, please visit the Investor Relations section of Caesars’s website at www.caesars.com. A reconciliation between GAAP and non-GAAP results is provided in the tables in the press release.

Caesars Entertainment
4Q12 Script

Eric Hession:
Good afternoon, and welcome to the Caesars Entertainment fourth quarter results conference call. Joining me today are Gary Loveman, Chief Executive Officer and Donald Colvin, Chief Financial Officer.
Following our prepared remarks, we will turn the call over for your questions. A copy of our press release, today’s prepared remarks and a replay of this conference call will be available in the investor relations section of our website at caesars.com.
Before I turn the call over to Gary, I would like to call your attention to the following information. The Safe Harbor disclaimer in our public documents covers this call and the simultaneous live webcast at caesars.com. The forward looking statements made during this conference call reflect the opinion of management as of the date of this call. There are risks and uncertainties with such statements which are detailed in our filings with the SEC. Please be advised that developments subsequent to this call are likely to cause these statements to become outdated with the passage of time. We do not intend, however, to update the information provided today prior to our next quarterly conference call. Further, today we are reporting fourth quarter and full year 2012 results. These results are not necessarily indicative of results in future periods. Also, please note that prior to this call we furnished a Form 8-K of this afternoon’s press release to the SEC.
Property EBITDA and Adjusted EBITDA are non-GAAP financial measures. Reconciliations of net income/loss to Property EBITDA and net income/loss to Adjusted EBITDA can be found in the tables in our press release.

This call, the webcast and its replay are the property of Caesars. It is not for rebroadcast or use by any other party without the prior written consent of Caesars. If you do not agree with these terms, please disconnect now. By remaining on the line, you agree to be bound by these terms.
I would now like to turn the call over to our CEO, Gary Loveman.
Gary Loveman:
Thank you Eric, and thanks to everyone for joining today’s call.
During 2012, we made tangible progress on the implementation of our strategy to increase shareholder value and improve our financial flexibility. We executed this strategy against a backdrop of ongoing uncertainty and consumer weakness in the U.S. economy that negatively affected discretionary consumer spending and ultimately our gaming results. We benefited from increased customer spend-per-trip, further growth in our social and mobile games business, the addition of management fee income from Horseshoe Cleveland and our continued leadership in nearly every domestic market in which we operate. These positive developments were offset by particularly negative results in Atlantic City driven by the impact of Hurricane Sandy as well as lower visitation in several of our regions. Our advances in 2012 provide the foundation for future value creation as we transition into the realization phase of our growth strategy. In 2013, we plan to continue to advance our efforts to create value in three key areas:

1.	Reinvigorating and expanding the core;

2.	Expanding distribution domestically and via our social and mobile games business; and

3.	Realizing our emerging opportunities, including international expansion and real-money online gaming in the U.S.
Our efforts to revitalize and expand the core include increased emphasis on the development of a diverse set of hospitality assets, particularly in Las Vegas, where we have more projects under way than anyone.

We believe there is significant potential to further capitalize on our considerable presence in Las Vegas by continuing to enhance these assets.
The Linq is critical to these efforts and at the hub of our plans to revitalize the center Strip area, where our properties are concentrated. The Linq will not only drive revenue from admissions to the High Roller observation wheel and leasing revenue, but also from the millions of visitors that this experience will draw to our properties. We also plan room upgrades in Las Vegas, which we expect to drive increases in ADR.
At the Linq site, nearly all of the steel for the retail, dining and entertainment corridor is in place and the High Roller is gaining height. More than 80% of the leasable space has been committed, and we are on track to open at the end of the year. The High Roller will open in the first half of 2014. I refer you to the Investor Relations section of Caesars.com for a series of photos of the current state of the Linq’s construction as well as our other projects.
Earlier this month, the Nobu Tower and Restaurant opened to outstanding customer feedback. We anticipate the global appeal of the Nobu brand will draw both gaming and hospitality customers from around the world. The world’s first Nobu Hotel, represents a continuation of the enhancements at Caesars Palace that began last year with the opening of Octavius Tower and other upgrades throughout the property. Additionally, on February 4, we closed Bill’s Gamblin’ Hall & Saloon to begin its conversion to what will be a boutique lifestyle hotel, including a dayclub with rooftop pool and a nightclub that will be managed by Victor Drai and his management group. We expect the property will reopen at the end of the year.
Finally, we are making significant investments in improving our marketing, loyalty and analytics capabilities. In late January, we launched the new Caesars.com for our Las Vegas properties; we have introduced new tiers and benefits to our Total Rewards program and are making new investments in the collection and analysis of guest data. We anticipate these efforts will help us provide better guest experiences and drive improved performance across our gaming and hospitality offerings.
Our second key driver of value is our in-place development pipeline. We enter 2013 with one of the most robust domestic development pipelines in the industry and in our history, plus a growing presence in the social and mobile games business.
Since opening in May, Horseshoe Cleveland has attracted more than 3.6 million guests and 400,000 new Total Rewards members. We will open two additional properties in Ohio in the early part of this year. Horseshoe Cincinnati is scheduled to open next week and the VLT facility at the Thistledown racetrack is anticipated to open in the Spring.
In Baltimore, we have begun work at the site of our planned Horseshoe property, and expect to begin vertical construction in April. We plan to open in the middle of next year. Looking further out, we are pursuing a promising opportunity in Massachusetts. Each of these projects employ our capital-lite development model in which we engage partners with local expertise and capital. By partnering on these projects, we are able to produce outsized returns on our capital investment and participate in more network-enhancing opportunities than we could or would on our own.
Our social and mobile games platform is also an important value driver within our in-place development pipeline. We are pursuing continued growth in this space, evidenced by our acquisition of Buffalo Studios and its leading Bingo Blitz game at the end of last year. With the addition of Bingo Blitz to our portfolio, we now operate two of the highest-grossing casino-themed games on the Facebook, iOS and Android platforms. Slotomania has been downloaded more than 85 million times. Our social and mobile games platform provides a vehicle for us extend our brands to new jurisdictions.
Finally, the potential to expand our business internationally as well as the availability of real money online gaming in the United States present significant opportunities to increase earnings and create value for our shareholders. These pursuits are important priorities and we are encouraged by some progress on both fronts.
Taking these in turn, we are excited to have submitted our application for preapproval to develop an integrated resort in the Incheon region of Korea in partnership with the Lippo Group. We anticipate initial feedback on our application from the government ministries there in the near term. In addition, we continue to monitor developments across Asia and are evaluating other opportunities in the region.
Real-money online gaming in the U.S. presents a significant opportunity to create value, and we are pursuing its legalization at the federal and state levels. In New Jersey, state legalization received a boost earlier this month when Governor Chris Christie expressed his support for the legalization of online gaming in his state. We are optimistic that the legislature will adopt the governor’s recommendations and that he will sign the amended bill imminently.
In Nevada, we received an interactive gaming operator license from the Nevada Gaming Commission, a key step toward launching real money online poker in the state. We expect to begin offering online poker in Nevada in the coming months. We believe successful implementation in Nevada will serve as a test case and enhance our competitive position in other states if and when they pass legislation to allow online gaming.
During 2012, we took many steps to improve our capital structure and financial flexibility. In December, we issued $750 million of senior secured notes followed by an additional $1.5 billion earlier this month. Most of these proceeds will be used to refinance existing debt. Donald will provide more details on these transactions momentarily. In concert with the $1.5 billion senior notes offering, we received consent from our lenders for an amendment to our credit facility which we expect will give us added flexibility as we continue our efforts to drive equity value.

In conjunction with the February debt offering, we disclosed that we have begun pursuing a transaction that would transfer certain assets that are not encumbered by CEOC’s credit agreement to a new entity called Caesars Growth Venture Partners. If we complete this transaction, we believe it will further improve our liquidity and credit profile, enhance our distribution network and provide additional support for potential new ventures. We expect that our sponsors, TPG and Apollo, would participate in this transaction and that other shareholders would have the opportunity to participate on the same terms. A reminder that there are no commitments with respect to any such transaction, there have been no agreements on price or value, and the transfer of assets would require the approval of regulators and other third parties, therefore, we cannot assure you that any such transaction will be entered into or consummated.
I will hand over the call to Donald Colvin, who joined us in November as CFO.

Donald Colvin:
We reported fourth quarter net revenue of $2.0 billion, down 4.3% from the year-ago period. Adjusted EBITDA declined 9.8% to $420.1 million, compared with $466.0 million in the year-earlier period.
The company reported an operating loss of $343.6 million in the fourth quarter compared with Income from Operations of $198.8 million in the prior year period. We recorded a net loss of $469.7 million in the fourth quarter, compared with a net loss of $220.6 million a year ago. Diluted loss per share for the quarter was $3.75. These results were impacted by tangible and intangible non-cash impairment charges totaling $448.2 million.

System-wide, rated customer gaming trips in the fourth quarter were down 10.9% from the prior year, while rated spend per trip was up 6.2%. Hotel occupancy declined 2.5 percentage points to 84% and cash ADR was down 6.0%. System-wide hotel revenues were down 4.5% compared with the prior year period.
We had approximately $22.4 billion face value of net debt at year-end, including $1.8 billion of cash, not including restricted cash. This net debt figure includes the $750 million of debt issued during the quarter. However, since the funds were held in escrow until February, cash proceeds from the transaction are represented as restricted cash and are not included in this figure.
CEOC and CMBS cash balances were $1.5 billion and $126.7 million, respectively at year end. Restricted cash was $1.2 billion, which included $750 million of escrow proceeds related to the December bond offering. ~$350 million of these proceeds paid down B1-B3 term loans in February.
As Gary mentioned, we also issued $1.5 billion of 2020 first lien notes in early February. The proceeds of the issuance will be used to repay a portion of CEOC’s existing term loans at par, namely the Term Loan B1, B2, and B3 tranches and a portion of Term Loan B5 and B6 tranches upon completion of the transaction. All of this, of course, is subject to regulatory approval. This issuance provides us with greater financial flexibility, including reducing our 2015 first lien debt by approximately $675 million.
Las Vegas
In Las Vegas, net revenues decreased 3.2% for the quarter, as higher casino revenues driven by strength in the international high-end segment were offset by lower other revenues and the continued impact of Linq-related construction activities, which affected net revenues by an estimated $10 to $15 million during the quarter.

Property EBITDA declined by $7.7 million, or 3.4%, as a result of the decline in revenues and higher property operating expenses. The impact of Linq construction activities reduced property EBITDA by an estimated $5 to $10 million during the quarter.
We were encouraged by an 11.1% increase in spend-per-trip, which was offset by a 3% decline in trips. In the VIP segment, we were pleased to see improvements in both trips and spend per trip. For the quarter, total hotel revenues were stable and Cash ADR declined 4.5%.
Atlantic City Region
Our results in Atlantic City were negatively impacted by Hurricane Sandy, which forced the closure of our properties in Atlantic City for five days and the closure of our property in Philadelphia for two days. Additionally, the region’s results were challenged by continued competitive pressure. Fourth quarter net revenue declined by 19.2% year-over-year to $335.1 million with Hurricane Sandy having an estimated impact of approximately $40 to $45 million. Fourth quarter Property EBITDA in Atlantic City was $28.8 million, a 24.2% decline from the prior year period. We estimate that Hurricane Sandy reduced Property EBITDA by an estimated $35 to $40 million. The slow recovery from the storm resulted in significant declines in trips to the region during the quarter. Lodger rated trips fell 23.4% with a 0.5% increase in spend per trip, while non-lodger rated trips were down 22.0% with relatively flat spend per trip year-over-year.
In all other regions, which encompass domestic wholly-owned properties outside of Las Vegas and Atlantic City, rated trips during the fourth quarter decreased 6.2%, partially offset by a 4.1% increase in spend per trip. Note that Harrah’s St. Louis is classified as a discontinued operation due to its sale, and its results are not included in these metrics.
Louisiana/Mississippi Region

In the Louisiana/Mississippi region, net revenues were relatively flat, despite increased competitive pressure from new properties in Biloxi and Baton Rouge. Property EBITDA was up 15.2%, primarily due to a decrease in property operating expenses.
Iowa/Missouri Region
In our Iowa / Missouri region, net revenues decreased 4.6%, as new competition in the region led to a decline in visitation, offset somewhat by increased spend per trip. Property EBITDA increased 9.6% as our cost-savings efforts more than offset the decline in revenue. Please keep in mind that these results do not include Harrah’s St. Louis due to its sale.
Illinois/Indiana Region
In the Illinois/Indiana region, net revenues decreased 2.2%. This was due mainly to the benefit of business interruption insurance proceeds received in the comparable prior year period, which did not repeat this year, and increased competitive pressure in the region. Property EBITDA was relatively unchanged, as lower operating expenses offset the decline in revenues.
Other Nevada
Nevada properties outside of Las Vegas saw net revenues increase 5.6%, primarily due to higher casino revenue at the company's Lake Tahoe properties. Property EBITDA increased 119.8% due to higher revenues and decreased property operating expenses.
Managed, International and Other
Net revenue in Managed, International and Other increased 9.3%, driven by the management fees from Horseshoe Cleveland, which opened in May 2012, and continued solid performance in our online business. We expect additional revenue growth in this segment with the upcoming openings of Horseshoe Cincinnati and Thistledown in the first half of this year.

We expect capital expenditures in 2013 to be between approximately $1.15 to $1.25 billion, which includes approximately $300 million of anticipated spend associated with Project Linq, the Bill's conversion, Horseshoe Baltimore, and other developments funded through project financings.
I would like to close my remarks by reflecting on my first three months at Caesars. I have spent my days and nights immersing myself in everything Caesars, and am impressed by the hard-working team, the very attractive concentration of our properties at the center of the Las Vegas strip, and the well-developed capabilities within Caesars Interactive Entertainment. These strengths should yield improved operating performance as a result of our investments in Las Vegas and the eventual legalization of real money online gaming. In 2013, I will be focused on further improvements to our balance sheet that will give us the flexibility to continue to execute on the ambitious enhancement and expansion plans Gary has detailed. We will continue to seek areas to improve efficiency and decrease costs throughout the business.
With that, I will hand it back to Gary for his final remarks.
Gary Loveman:
Thank you, Donald.
Since the financial crisis, we have operated in an extremely challenging environment. The recovery period for the entire economy, and particularly our industry, has been protracted and difficult. Despite these challenges, we have acted aggressively to improve our performance and to position our business to operate in a range of economic conditions. We moved first to reorganize our company, centralizing many key functions, resulting in improved efficiency and service with lower costs. More recently, we have taken steps to improve the core and the reach of our distribution network while pursuing expansion into Asia and the distribution of our brands online.

Finally, as a long time student of macro-economics, I have been relatively austere with respect to my forecast for U.S. economic growth for the past five years. And while gaming markets remain tepid in early 2013, I do see several meaningful, encouraging signs of far more rapid economic growth in 2014, especially the improving U.S. housing market. Whether and when these improvements turn into more prosperous gaming markets remains to be seen, but it is good to see some signals of a more robust recovery.
Q&A

Safe Harbor Statement
These prepared remarks include “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company's significant indebtedness;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost-savings programs;

•	access to available and reasonable financing on a timely basis;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•
changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets;

•	acts of war or terrorist incidents, severe weather conditions, uprisings, or natural disasters;

•
losses sustained as a result of natural disasters, including losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities, such as the amount of losses and disruption to our company as a result of Hurricane Sandy in late October 2012; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of these prepared remarks.